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Exhibit 5.1


                        [MICHAEL, BEST & FRIEDRICH LETTERHEAD]






June 16, 1997


Michael, Best & Friedrich
100 East Wisconsin Avenue
Milwaukee, Wisconsin  53202-4108

Dear Madam or Sir:

         We have acted as counsel to United Wisconsin Services, Inc. ("UWS"), a Wisconsin Corporation, in connection with the registration statement of UWS on Form S-3 (the "Registration Statement") being filed on or about the date of this letter with the Securities and Exchange Commission relating to the proposed issuance of shares of common stock, without par value (the "Shares"), of UWS pursuant to the terms of the UWS Dividend Reinvestment and Direct Stock Purchase Plan (the "Plan").

         As counsel to UWS, we are familiar with its amended articles of incorporation, by-laws, minutes of meetings of shareholders and directors, and other corporate records. We have examined the Registration Statement and the exhibits thereto, including the Plan. Based upon the foregoing, we are of the opinion that:

         1. UWS is a corporation validly existing under the laws of the State of Wisconsin; and

         2. The Shares being offered pursuant to the Plan are duly authorized and when delivered in accordance with the terms and conditions of the Plan will be legally issued, fully paid and non-assessable, except as provided in Wis. Stat. Section 180.0622(2)(b) and judicial interpretations thereof.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Opinions" in the Registration Statement and related prospectus.

                                  Very truly yours,

                             MICHAEL, BEST & FRIEDRICH